Exhibit 3

Phoenix Edge Series Fund

Insurance Requirement 17g-1

Fidelity Bond Renewal

9/1/09-9/1/10

FundName	Advisor	Gross assets 6/30/09	Bonding Required by Trust
PHOENIX MID-CAP GROWTH SERIES	PVA	42,421,005.52
PHOENIX VAN KAMPEN COMSTOCK SERIES	PVA	41,948,297.73
PHOENIX GROWTH AND INCOME SERIES	PVA	80,066,464.20
PHOENIX MID-CAP VALUE SERIES	PVA	96,836,988.58
PHOENIX CAPITAL GROWTH SERIES	PVA	212,251,365.37
PHOENIX-DUFF & PHELPS REAL ESTATE SECURITIES SERIES	PVA	81,786,661.95
PHOENIX-ABERDEEN INTERNATIONAL SERIES	PVA	358,388,359.61
PHOENIX MONEY MARKET SERIES	PVA	185,174,652.69
PHOENIX MULTI-SECTOR FIXED INCOME SERIES	PVA	199,215,371.68
PHOENIX-VAN KAMPEN EQUITY 500 INDEX SERIES	PVA	58,627,844.06
PHOENIX DYNAMIC ASSET ALLOCATION SERIES: AGGRESSIVE GROWTH	PVA	15,498,268.49
PHOENIX DYNAMIC ASSET ALLOCATION SERIES: MODERATE	PVA	24,885,811.35
PHOENIX DYNAMIC ASSET ALLOCATION SERIES: MODERATE GROWTH	PVA	23,028,247.77
PHOENIX DYNAMIC ASSET ALLOCATION SERIES: GROWTH	PVA	29,882,827.95
PHOENIX SMALL-CAP VALUE SERIES	PVA	34,550,387.68
PHOENIX SMALL-CAP GROWTH SERIES	PVA	24,967,929.94
PHOENIX MULTI-SECTOR SHORT TERM BOND SERIES	PVA	30,559,486.55
PHOENIX STRATEGIC ALLOCATION SERIES	PVA	250,453,094.77
Phoenix Edge Series Fund (Trust)		1,790,543,065.89	1,500,000

Total 17g requirment			1,500,000
Insurance Total /.80 ( internal cusion over requirement )			$1,875,000
			~2 million
			(we have 5 mill in coverage	)